Exhibit 10-31

[Form of Letter Agreement amending Energy East Management Corporation Form of Severance Agreement for executive officers who do not have employment agreements]

[Energy East Letterhead]
[Date]

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Dear                 :

        As you are aware, in 2004 a new Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 (the "Act"). The Act has made significant changes in the tax law as it is applied to executive compensation. In late September of 2005 the Internal Revenue Service published proposed regulations relating to compliance with the Act. As a "key employee" under the Act, if severance payments are made to you after termination from employment under the terms of your current Severance Agreement with Energy East Management Corporation (the "Company") dated                  ("Agreement") such payments must be made in compliance with the Act or an excise tax equal to 20% plus interest penalties (payable by you) will be imposed on all such payments.

        Your Agreement provides that you will be entitled to a lump sum severance payment (including a Gross-Up payment for taxes if it is determined that Section 4999 of the Internal Revenue Code is applicable), if your employment terminates following a Change in Control and during the term of the Agreement (unless such termination is (i) by the Company for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by you without Good Reason), as those terms are defined in your Agreement. Pursuant to the Agreement, the severance payment is to be paid in a lump sum within five (5) days of your separation from employment.

        If the severance payment provided for in your Agreement were made as described therein, this payment could be subject to the excise tax and penalties set forth in the Act and described above.

        Under the Act, one of the ways to avoid application of the excise tax and interest penalties to severance due a "key employee" under the terms of an employment agreement such as yours is to defer commencement of payment for six (6) months after separation from employment. Accordingly, the Company has determined that in the event that you become entitled to a severance payment under your Agreement, it will defer that payment until six (6) months after your employment ends, and your Agreement is amended to so provide1.

        In addition, under the terms of your Agreement, if your employment terminates following a Change in Control and during the term of the Agreement (unless such termination is (i) by the Company for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by you without Good Reason), as those terms are defined in your Agreement, you would continue to be a participant in the Company's group health and welfare plans (medical, dental, vision and life insurance) for active employees for a two (2) year period. Because you are a "highly compensated" employee and a participant in a self-insured group health plan, continuation of these benefits in accordance with your Agreement could subject you (and all other "highly compensated" employees) to additional taxes pursuant to the regulations governing self-insured group health plans. In addition, the Company's current group insurance contracts do not permit participation by non-employees.

        In order to avoid additional taxes under the regulations governing self-insured group health and welfare plans, and the exclusions contained in the Company's group insurance contracts, your Agreement is amended to provide as follows:
I.

If at the time of termination from employment you are (a) not eligible for post retirement medical benefits and (b) are eligible for continuing group health and welfare benefits under your Agreement, the Company will pay you, in a lump sum, the value of its projected contributions for active employee group health and welfare benefits for the two (2) year period in lieu of your continued participation in the Company's group health and welfare plans for active employees. The lump sum payment will be paid to you six (6) months after your termination date. You will be eligible for COBRA continuation of and/or conversion privileges for applicable benefits as provided by law immediately following termination.

II.

If at the time of termination from employment you are (a) eligible for post retirement medical benefits and (b) are eligible for continuing group health and welfare benefits under your Agreement, you will not be permitted to participate in the Company's medical plan for active employees and the Company will pay you, in a lump sum, the value of its projected contributions for all group health (except medical benefits) and welfare plans for active employees for the two (2) year period in lieu of your continued participation in those plans. The lump sum payment will be paid to you six (6) months after your termination date. You will be eligible for COBRA continuation of and/or conversion privileges for applicable benefits as provided by law immediately following termination. You may

1 We have also agreed that the outplacement services benefit described in Section 6.1 will now be a fixed amount of $10,000. The outplacement benefit will be included in the lump sum payment, payable six (6) months after your employment ends.

participate in the Company's post retirement medical plan, in accordance with its terms.

        In all other respects, your Agreement remains in full force and effect.

        Please sign the acknowledgement and agreement set forth below and return one original to me. The other original is for your files.
Very truly yours,

Acknowledged and Agreed:

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Date: